ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2018 (the “Effective Date”), by and between Reed’s Inc., a Delaware corporation (“Seller”) and California Custom Beverage, LLC, a Delaware limited liability company (“Buyer”). Capitalized terms not otherwise defined herein have the meanings set forth in Section 1.1.

RECITALS:

WHEREAS, Seller owns or leases assets comprising its manufacturing plant and private label beverage business as more fully defined below; and

WHEREAS, Seller desires to sell, transfer and convey to Buyer, and Buyer wishes to purchase from Seller, the properties, assets, rights and interests related to the Business pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT:

ARTICLE I. DEFINITIONS AND USAGE

1.1 Definitions.

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Affiliate” means with respect to any person, any other person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. As used in the definition of Affiliate, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of such person, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Assignment” means the Assignment and Assumption Agreement by and among Seller, Buyer, and 525 South Douglas Street, LLC attached hereto as Exhibit A.

“Business” means assets comprising Seller’s manufacturing plant and private label beverage business, excluding all ingredients, packaging, materials and intellectual property specifically related to Reed’s Branded Products.

“Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include all amendments thereto and any substitute and successor provisions. All section references to the Code (or Treasury Regulations) shall include all similar provisions under the applicable local, state, federal or foreign tax law.

“Confidential Information” means (a) all information concerning a party hereto and/or its Affiliates furnished to another party hereto or any Representative of such receiving party or any of its Affiliates in writing, orally or electronically by such disclosing party or any Representative of such disclosing party or any of its Affiliates in connection with this Agreement or the transactions contemplated herein, whether before or after the date hereof, including any such information (i) concerning the business, financial condition, operations, products, services, assets and/or liabilities of such disclosing party and/or its Affiliates, (ii) which relates to intellectual property or formulas, manufacturing processes, concepts, or ideas of such disclosing party and/or its Affiliates, (iii) of third parties that such disclosing party and/or its Affiliates is required under applicable law or contracts to keep confidential, or (iv) that has been clearly identified as confidential; and (b) terms and conditions of this Agreement and any other agreement entered into pursuant hereto, the fact that the parties hereto have entered into this Agreement, and that this Agreement exists (until such time as publicly disclosed by the Seller); provided, however, the term “Confidential Information” shall not include information that: (1) is already known or in the possession of such receiving party at the time of disclosure, as evidenced by such receiving party’s written documentation; (2) becomes subsequently available to such receiving party on a non-confidential basis from a source not known or reasonably suspected by such receiving party to be bound by a confidentiality agreement or secrecy obligation owed to such disclosing party; (3) is or becomes generally available to the public other than as a result of a breach by such receiving party or any Representative of such receiving party or any of its Affiliates; or (4) is independently developed by such receiving party without use, directly or indirectly, of Confidential Information of such disclosing party, as evidenced by such receiving party’s written documentation; provided further, however, if only a portion of the Confidential Information falls under one of the foregoing exceptions, then only that portion shall not be deemed Confidential Information. The parties acknowledge that Confidential Information can be shared by Seller or Buyer with their respective Affiliates and Representatives; provided, however, that such Affiliates and Representatives shall be under confidentiality restrictions no less prohibitive that the restrictions set forth herein; and provided, further, that any breach of the confidentiality restrictions set forth herein by any Affiliate or Representative of a party hereto shall be the sole obligation of the Seller or the Buyer, as applicable, in accordance with Article X hereof.

“CPA” means the Co-Packing Agreement by and between Buyer and Seller attached hereto as Exhibit B.

“Deposit” means $200,000 deposit submitted to escrow and $50,000 advance previously paid on behalf of Reed’s Inc.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Governing Documents” means, with respect to any person, the certificate of incorporation, bylaws, articles of organization, operating agreement and similar governing documents of such person.

“Governmental Authority” means any federal, state, local, or other government, or any court, governmental division or department, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality of any nature, domestic or foreign.

“Governmental Authorizations” means any permit, certificate, license, consent, franchise, privilege, approval, registration, qualification or authorization which may be granted or issued by a governmental agency.

“Intellectual Property Agreement” means that certain Intellectual Property Agreement by and between Seller and Christopher J. Reed, made effective October 17, 2018.

“Lien” means any security interests, liens, pledges, escrows, options, rights of first refusal, mortgages, charges, indentures, deed of trust, right of way, restrictions on the use of real property, security agreements, easements, encroachments, or similar encumbrances, restrictions or limitations on the use of real or personal property, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change either individually or in the aggregate that would be materially adverse to the Business, the Purchased Assets, condition (financial or otherwise), results, or operations of the Business or to the ability of Seller to perform its obligations under this Agreement and consummate timely the transactions contemplated by this Agreement; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, (2) natural disasters, acts of war, sabotage, terrorism, hostilities, military action or any escalation or worsening thereof, (3) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in laws, accounting principles or other binding rules, regulations, or other binding directives, or any interpretation thereof, issued by any governmental agency, or (5) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Pledged Shares” means shares of common stock of Seller with an aggregate value of $1,050,000.00 (based on the closing price of the listed shares of Seller on the business day immediately prior to the Closing) pledged to Seller to secure payment of the Purchase Price, as set forth in the Stock Pledge.

“Real Estate Lease” means that certain Standard Industrial/Commercial Single-Tenant Lease – Net dated May 7, 2009, as amended by that certain Amendment Number One dated on October 1, 2014 and that certain Lease Amendment Number Two fully executed on October 13, 2016 (and, together with all options and obligations contained therein).

“Reed’s Branded Products” means any branded product of Seller set forth in Schedule 1.1, whether currently in use or discontinued. “Representative” of a person means any of the directors, officers, employees, advisors, agents, stockholders, consultants, lawyers, accountants, investment bankers, financial advisors, managers, members or other representatives of such person.

“Seller Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each other employee benefit or compensation plan, program or arrangement maintained or contributed to by Seller or Affiliate of Seller, including any sick leave, vacation, severance, salary continuation, retirement, deferred compensation, bonus, incentive compensation, medical, dental, vision, life or disability insurance plan, program or arrangement.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, employment, disability, transfer, real and personal property, sales, use, registration, customs duties, alternative or add on minimum, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or not, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or Affiliated Group or of a contractual obligation to indemnify any person or other entity.

“Transaction Agreement” means, collectively, this Agreement, the CPA, Assignment, the Intellectual Property Agreement, one or more bills of sale and assignment and assumption agreements, the Real Estate Lease and all other agreements, documents, instruments and certificates executed in relation thereto.

1.2 Interpretation.

In this Agreement unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually;

(c) reference to any gender includes each other gender;

(d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

(f) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(g) “or” is used in the inclusive sense of “and/or”;

(h) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(i) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

ARTICLE II. PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1 Purchased Assets.

Subject to the terms and conditions hereof and subject to the representations and warranties made herein, on the Closing Date, except for the Excluded Assets and Retained Liabilities, as hereinafter defined, Seller will validly sell, assign, transfer, grant, bargain, deliver and convey to Buyer the entire right, title and interest in and to the Business as a going concern, and the assets used by Seller in or arising out of the Business, as set forth below (hereinafter collectively referred to as the “Purchased Assets”):

(a) All machinery and equipment listed on Schedule 2.1(a), including any such property in transit and property held outside of a facility operated or leased by Seller;

(b) All raw material on hand used only for the Business’s private label business including but not limited to packaging, glass and raw material, subject to the terms in Schedule 2.1(b);

(c) All of Seller’s right, title and interest in and to all fixtures and leasehold improvements;

(d) All rights under any (i) contracts, agreements and instruments (written and oral) relating to the manufacturing and sale of any private label products, including all customer contracts; and (ii) work and purchase orders, contracts, supply agreements and other agreements relating to the purchase of any assets, services, properties, materials, or products;

(e) All Confidential Information of Seller directly related to the Business;

(f) All permits, licenses and certifications necessary to conduct the Business as conducted prior to the Effective Time, as set forth in Schedule 2.1(f);

(g) Copies of all business and financial records, books, ledgers, files, correspondence, documents, lists, studies and reports related to the Business and the Contracts, including without limitation, customer lists and data, records related to equipment, repair, maintenance, service, quality control and personnel with respect to employees available for re-hire by Buyer and listed in Schedule 7.2 (except as prohibited by law), whether written, electronically stored or otherwise recorded; and

(h) All intellectual property and all goodwill related to the Purchased Assets, licenses and sublicenses granted and obtained with respect thereto (including licenses and sublicenses to “shrink-wrapped” or “off-the-shelf” software licensed by the Seller’s with regard to the Business to the extent assignable) and all tangible embodiments thereof, with such software listed in Schedule 2.1(h), including all trade secrets, confidential information, trademarks and service marks, copyrights, promotional and advertising materials, all prepaid and deferred advertising, all product specifications and formulas and intangible items, including the goodwill of the Business as a going concern.

2.2 Excluded Assets.

The Purchased Assets shall not include the following assets and property (collectively, the “Excluded Assets”):

(a) All inventory on hand relating to Reed’s Branded Products other than the inventory described in Section 2.1(b);

(b) All intellectual property and all goodwill directly relating to Reed’s Branded Products, licenses and sublicenses granted and obtained with respect thereto and all tangible embodiments thereof, including all trade secrets, confidential information, trademarks and service marks, copyrights, business records and files, non-Business customer lists, non-Business vendor lists, promotional and advertising materials, all prepaid and deferred advertising, all product specifications and formulas and intangible items, including the goodwill;

(c) All of Seller’s cash and cash equivalents as of immediately prior to the Effective Time;

(d) All of Seller’s tax refunds;

(e) All rights of Seller in and to any insurance policies;

(f) The rights accruing to Seller pursuant to this Agreement.

(g) Alfa Laval Centrifuge model 301-NXP-S7-OP177B; Krones 78-valve filler with 13-head crowner; P.E. labeler Modular Top type 1120-20-SM-4M stations 0-2-0-0-0 with change parts.

2.3 Liabilities.

(a) Subject to the terms and conditions of this Agreement, Buyer will assume and agree to discharge only the following specific liabilities of Seller (collectively, the “Assumed Liabilities”): (i) All obligations arising from the conduct of the Business by Buyer after the Effective Time pursuant to the Contracts, except for such obligations which have been caused by any act or omission which was committed or omitted by Seller prior to the Effective Time and (ii) all obligations arising from and after the Closing pursuant to the Real Estate Lease.

(b) Any and all other obligations and liabilities of Seller, whether accrued or contingent, known or unknown, due or not due, that are not specifically assumed herein shall be and remain the sole obligations and liabilities of Seller to pay and discharge, and Buyer shall not be obligated in any respect therefore (collectively, the “Retained Liabilities”). Seller hereby irrevocably and unconditionally waives and releases Buyer from all Retained Liabilities, including any such liabilities created by statute or common law.

ARTICLE III. PURCHASE PRICE

3.1 Aggregate Purchase Price. Subject to the terms and conditions of this Agreement, the total aggregate purchase price (the “Purchase Price”) for the Business and the Purchased Assets and for Seller’s agreement not to compete, as hereinafter provided, shall be an aggregate amount equal to the sum of: (a) the Deposit, plus (b) $25,000 as reimbursement for the security deposit held pursuant to the Real Estate Lease, plus (c)(i) $1,050,000.00 by wire transfer of immediately available funds which shall be due and payable to Seller at the Closing (“Closing Payment”) or (ii) if the Closing Payment has not been made on the Closing Date, the Pledged Shares. Buyer has remitted the Deposit and Pledged Shares to the escrow agent (the “Escrow Agent”) pursuant to the terms of the Escrow Agreement.

3.2 Allocation of Purchase Price.

(a) Within 90 days after the Closing Date, Buyer will provide Seller with a draft of IRS Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) with Buyer’s proposed allocation of the consideration paid among the Purchased Assets including the Seller’s agreement not to compete, in accordance with section 1060 of the Code. Buyer’s allocations will reconcile with valuations already provided to Buyer. For purposes of this Section 3.2, the consideration paid shall be equal to the Purchase Price plus that portion of the Assumed Liabilities that are considered assumed liabilities for federal income tax purposes. Within 30 days after receiving such Asset Acquisition Statement, Seller will propose to Buyer any changes to such Asset Acquisition Statement (and in the event no such changes are proposed in writing to Buyer within such time, Seller will be deemed to have agreed to, and accepted, the Asset Acquisition Statement). Buyer and Seller will endeavor in good faith to resolve any differences with respect to the Asset Acquisition Statement within 30 days after Buyer’s receipt of written notice of objection from Seller.

(b) Subject to the provisions of the following sentence of this Section 3.2(b), the Purchase Price (together with any assumed liabilities) will be allocated in accordance with the Asset Acquisition Statement provided by Buyer to Seller pursuant to Section 3.2(a), and subject to the requirements of applicable tax law or election (including but not limited to IRS Form 8594 and any comparable report under state or local tax law), all Tax returns and reports filed by Buyer and Seller will be prepared consistently with such allocation. If Seller withholds their consent to the allocation reflected in the Asset Acquisition Statement, and Buyer and Seller have acted in good faith to resolve any differences with respect to items on the Asset Acquisition Statement and thereafter are unable to resolve any differences that, in the aggregate, are material in relation to the Purchase Price, then any remaining disputed matters will be finally and conclusively determined by an independent accounting firm of recognized national standing (the “Allocation Arbiter”) selected by Buyer and Seller, which firm shall not be the regular auditor of the financial statements of Buyer or Seller. Promptly, but not later than 30 days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely on presentations by Seller and Buyer and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of Purchase Price (together with any assumed liabilities), which report shall be conclusive and binding upon the parties. Buyer and Seller shall, subject to the requirements of any applicable tax law or election, file all Tax returns and reports consistent with the allocation provided in the Asset Acquisition Statement or, if applicable, the determination of the Allocation Arbiter.

ARTICLE IV. CLOSING

4.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place contemporaneously and simultaneously upon: (a) the full execution and delivery of all Transaction Documents, as facilitated via a conference call among the parties hereto immediately followed by the electronic (i.e., email/PDF) exchange of signatures to Transaction Documents at such date and time determined by the parties and (b) the satisfaction or waiver of all closing conditions by the parties. The date upon which the Closing shall occur is hereinafter referred to as the “Closing Date”. For all purposes, the transactions contemplated by this Agreement shall be effective at 11:59 p.m., Pacific Standard Time, on the Closing Date (the “Effective Time”).

4.2 Deliveries and Proceedings at Closing.

Subject to the terms and conditions of this Agreement, on the Closing Date:

(a) Deliveries by Seller to Buyer. Seller will deliver or cause to be delivered to Buyer:

(i) A counterpart of all Transaction Agreements, in each case duly executed by Seller;

(ii) A duly executed certificate of a Secretary of Seller certifying, as complete and accurate as of the Closing, the Governing Documents of Seller and all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the transactions contemplated by this Agreement;

(iii) A certificate duly executed by an executive officer of Seller as to (a) the accuracy of Seller’s representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1, (b) Seller’s compliance with and performance of its covenants, agreements and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2 and (c) the payment of all outstanding vacation, paid time off and compensation due to all employees terminated by Seller and hired by Buyer; and

(iv) A certificate of good standing with respect to Seller certified by the Secretary of State of the State of Delaware no more than ten (10) business days prior to the Closing Date.

(b) Deliveries by Buyer to Seller. Buyer will deliver or cause to be delivered to Seller:

(i) The Purchase Price by wire transfer of immediately available funds to the account designated in writing by Seller to Buyer prior to the Closing;

(ii) A counterpart of each of the Transaction Agreements, duly executed by Buyer as applicable;

(iii) A duly executed certificate of a Secretary or Assistant Secretary of Buyer certifying, as complete and accurate as of the Closing, the Governing Documents of Buyer and all requisite resolutions or actions of Buyer’s management approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the transactions contemplated by this Agreement;

(iv) A certificate duly executed by an executive officer of Buyer as to the accuracy of Buyer’s representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 9.1 and the Buyer’s compliance with and performance of its covenants, agreements and obligations to be performed or complied with at or before the Closing in accordance with Section 9.2;

(v) A certificate of good standing with respect to Buyer certified by the Secretary of State of the State of California no more than ten (10) business days prior to the Closing Date; and

ARTICLE V. SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and will be true and correct on the Closing Date, each of which will be unaffected by any investigation heretofore or hereafter made by Buyer and each of which will survive the Closing and the transactions contemplated hereby:

5.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its property and operate its business as and where it is now being conducted. Seller has complete and unrestricted power and authority to sell, assign, transfer, convey and deliver all of the Purchased Assets and the Business to Buyer under this Agreement, free and clear of any Liens. Neither the execution and delivery of this Agreement and the other Transaction Agreements, nor the consummation of the transactions contemplated hereby and thereby, requires the consent or approval of or the giving of notice to, registration, filing or recording with or the taking of any other action by Seller in respect of any federal, state or local governmental authority or any third party.

5.2 Power and Authority. Seller has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and all other Transaction Agreements and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Seller, and the consummation of the transactions contemplated hereby and thereby, will have been duly authorized by all necessary actions and proceedings prior to the Closing, and this Agreement and the Transaction Agreements are, and any documents or instruments to be executed and delivered by Seller pursuant hereto will be, legal, valid and binding obligations of Seller enforceable in accordance with their terms.

5.3 Title of Purchased Assets.

(a) Seller has, and at the Closing will transfer to Buyer, good, valid and marketable title to the Business and all of the Purchased Assets free and clear of all Liens and subject to no restrictions with respect to transferability.

(b) Seller owns no real property.

5.4 Contracts and Commitments.

(a) Seller has not made any other contract or agreement or granted any option to sell or otherwise transfer the Purchased Assets or the Business.

(b) Each of the Contracts is in full force and effect and constitutes the legal, valid and binding obligations of all of the parties thereto.

(c) All Contracts from Seller’s customers that are either wholly unfulfilled or that constitute work in process as of the Closing Date were entered into in the Ordinary Course of Business.

(d) The Real Estate Lease is in full force and effect and constitutes the legally valid and binding obligations of all the parties thereto.

(e) Except as set forth on Schedule 5.4(e), no consent of any party to any Contract is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the contemplated transactions. Seller (i) has performed in all material respects all obligations required to be performed by it under each Contract, (ii) is not in default, or in breach of, any Contract and (iii) is not in receipt of any claim of default or breach under any Contract. No event has occurred which, with or without the passage of time or the giving of notice, would result in a default, breach or event of non-compliance under any Contract. To the Seller’s knowledge, there has been no breach or anticipated breach by any other party to any Contract. Seller has not received any written notice regarding (i) termination, cancellation or limitation of, or (ii) any material modification to any Contract. Copies of all Contracts and documents delivered by Seller are true and complete copies.

5.5 No Violation. The execution and delivery of this Agreement and all other Transaction Agreements by Seller and the consummation of the transactions contemplated hereby and thereby will not conflict with or violate or constitute a default pursuant to any indenture, lien, lease, Contract, instrument, order, judgment, decree or other restriction of any kind or character to which Seller is subject or result in the creation or imposition of any Lien upon the Purchased Assets or the Business.

5.6 Tax Matters. Seller has filed with the appropriate government agencies all tax or information returns and tax reports required to be filed. All federal, state, local, foreign, dominion and provincial income, profits, franchise, sales, use, occupation, property, excise or other taxes, whether or not yet due, have been fully paid or adequately provided for. Seller has withheld and paid all taxes required under applicable tax regulations to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party. Seller has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

5.7 Broker’s and Finder’s Fees. With the exception of $100,000.00 payable to Gordon Brothers Commercial & Industrial LLC by Seller from the proceeds of this transaction, no agent, broker, investment banker, or other financial advisor is, or will be, entitled to any broker’s or finder’s fee or any other compensation or similar fee in connection with any of the transactions contemplated by this Agreement or any other Transaction Agreement based upon arrangements made by, or on behalf of, Seller.

5.8 Solvency; Liquidity. Immediately after the Closing Date, and until Seller has satisfied all its obligations under this Agreement, Seller will have sufficient assets to pay its liabilities as they become due in the Ordinary Course of Business and will have, taking into account all its liabilities, sufficient liquidity of assets to satisfy all of its obligations under this Agreement including all indemnification obligations if and when they become due and owing.

5.9 Litigation. There is no order outstanding, claim pending or, to the Seller’s knowledge, threatened against the Seller, the Purchased Assets or otherwise affecting the Business.

5.10 Permits and Licenses. Seller has all license, permits and certifications that are required for the Seller and the employees and independent contractors of the Seller to conduct the Business as presently conducted. Each such license, permit and certification is in full force and effect, no suspension or cancellation of any such license permit or certification is, to Seller’s knowledge, threatened.

5.11 Intellectual Property. Seller has the right to use each intellectual property right used in connection with the operation of the Business and each of such intellectual property rights is, and will be on the Closing Date, free and clear of all royalty obligations and Liens. There are no claims pending or, to the Seller’s knowledge, threatened against Seller that its use of any of such intellectual property rights infringes the rights of any person. To the Seller’s knowledge, no person has interfered with, infringed, misappropriated or otherwise violated any of such intellectual property rights.

5.12 Compliance with Law and Applicable Government and Other Regulations. The operation of the Business has at all times complied in all material respects with all applicable laws, regulations and orders, including, but not limited to laws, regulations and orders relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety. There are no claims pending or, to the Seller’s knowledge, threatened, and the Seller has not received any written notice, regarding any violations of any laws, regulations or orders enforced by any Governmental Authority claiming jurisdiction over Seller or the rights and assets of Seller, including any requirement of OSHA or any pollution and environmental control agency (including air and water).

5.13 ERISA and Related Matters. Benefit Plans; Obligations to Employees. Neither Seller nor any ERISA Affiliate of Seller is a party to, participates in or has any liability or contingent liability with respect to: (i) any “employee welfare benefit plan” or “employee pension benefit plan” or “multiemployer plan” (as those terms are respectively defined in Sections 3(1), 3(2) and 3(37) of ERISA; (ii) any retirement or deferred compensation plan, incentive compensation plan, equity plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding or practice, which does not constitute an “employee benefit plan” (as defined in §3(3) of ERISA); or (iii) any employment agreements not terminable on thirty (30) business days or less written notice, without further liability. Any plan, arrangement or agreement for which Seller or any ERISA Affiliate of Seller may have any liability is sometimes hereinafter referred to as a “Benefit Plan”. The term “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of §4001(b)(i) of ERISA or Section 414 of the Code.

5.14 Disclosure. To the Seller’s knowledge, neither this Agreement nor any of the attachments hereto contains any untrue statement of a material fact by Seller or omits a material fact necessary to make each statement by Seller contained herein or therein not misleading.

ARTICLE VI. BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof and will be true and correct on the Closing Date, each of which will be unaffected by any investigation heretofore or hereafter made by Seller, and each of which will survive the Closing and the transactions contemplated hereby:

6.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its property and operate its business as and where it is now being conducted. Neither the execution nor delivery of this Agreement and the other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby requires the consent or approval of or the giving of notice to, registration, filing or recording with or the taking of any other action by Buyer in respect of any federal, state or local governmental authority or any third party.

6.2 Power and Authority. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby will have been duly authorized by all necessary actions and proceedings prior to the Closing, and this Agreement is, and any documents or instruments to be executed and delivered by Buyer pursuant hereto will be, legal, valid and binding obligations of Buyer enforceable in accordance with their terms.

6.3 No Broker’s or Finder’s Fees. No agent, broker, investment banker, or other financial advisor is, or will be, entitled to any broker’s or finder’s fee or other compensation or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, Buyer.

ARTICLE VII. ADDITIONAL AGREEMENTS

7.1 Further Assurances. Seller shall execute and deliver or cause to be executed and delivered to Buyer such further instruments of transfer, assignment and conveyance and take such other action as Buyer may reasonably require to more effectively carry out the transfer of the Purchased Assets, the Leased Assets and the consummation of the matters contemplated by this Agreement and to place Buyer in a legal position to be assured of the Purchased Assets that Buyer is acquiring pursuant to this Agreement.

7.2 Employee and Employee Benefits Matters. Seller shall be solely responsible for any liability, claim or expense with respect to Seller Benefit Plan, compensation, or any employment related matter of any nature, whether incurred before or after the Closing, that arises out of or relates to the employment relationship between Seller or any of its affiliates and any Employee or former employee. Without limiting the foregoing, Seller shall be responsible for the payment of any benefits under any Seller Benefit Plan that become due to any Employees as a result of their termination by Seller, and Seller shall be solely responsible for any claim for severance by an Employee or former employee of Seller arising solely as a result of the consummation of the transactions contemplated by this Agreement. For purposes of Section 5 of the Intellectual Property Agreement, Seller consents to Buyer interviewing and hiring Seller’s employees set forth on Schedule 7.2.

7.3 Conduct of Business. Without limiting the generality of the foregoing and except as required or contemplated by this Agreement or any other Transaction Agreement, before the Closing Date, Seller shall not take any of the following actions in relation to the Business without the written consent of Buyer (such consent not to be unreasonably withheld):

(a) voluntarily incur any liability other than in the Ordinary Course of Business or in connection with the performance or consummation of the transactions contemplated by this Agreement;

(b) fail to maintain and service the Business or fail to maintain the goodwill of those persons having business relationships with the Business;

(c) take any action that would reasonably be expected to cause a Material Adverse Change;

(d) enter into any contract that would be breached by, or require the consent of any third party, in order to continue in full force following the consummation of the transactions contemplated by this Agreement;

(e) terminate or materially amend any of the Contracts or the Real Estate Lease, other than in the Ordinary Course of Business.

Seller shall (a) timely perform, consistent with past practices, all Contracts with customers, suppliers and others, (b) except in the Ordinary Course of Business, not sell or otherwise transfer any assets, and (c) not increase the compensation of any employee other than in accordance with past practices.

7.4 Exclusivity. From the date hereof until the earlier of the Closing Date and the date this Agreement is terminated, Seller shall not, nor shall its Affiliates or any person acting on its behalf, directly or indirectly, through any representative or shareholder in its official or personal capacity, (i) solicit any proposal to acquire Seller, the Business or a portion of the Purchased Assets including through any transaction involving a merger, consolidation, purchase or disposition of any material amount of the Purchased Assets or equity of Seller or any other business combination (collectively, a “Prohibited Transaction”), (ii) initiate or engage in any negotiations or discussions with any Person, either directly or through others concerning a Prohibited Transaction, or (iii) enter into a Prohibited Transaction with any person. If Seller or any of its respective Affiliates, directors, officers, representatives or similar persons receive any offer or proposal related to a Prohibited Transaction, Seller shall immediately notify Buyer, which notice shall include the specific terms of such offer.

7.5 Confidential Information.

Seller will treat and hold as confidential all of the Confidential Information and refrain from using any of the Confidential Information except in connection with the Transaction Agreements or as may be necessary or appropriate in the operation of the Business prior to Closing. In the event that Seller is requested or required pursuant to written or oral question or request for information or documents from any Governmental Authority to disclose any Confidential Information, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.5. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, Seller may disclose the Confidential Information to the Governmental Authority; provided, however, that Seller shall first, at Buyer’s sole cost and expense, use its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed by Seller as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Seller or its Affiliates or Representatives.

7.6 UCC Matters.

From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Purchased Assets or the Business to Buyer. In addition, Seller shall execute such documents and financing statements as Buyer may reasonably request from time to time to evidence transfer of the Purchased Assets to Buyer, including any necessary assignment of financing statements.

7.7 AS-IS CONDITION. Except as to title and as may be specifically provided in this Agreement, Buyer expressly understands and agrees that it shall accept the sale and transfer by Seller of all of the Purchased Assets on an “As-Is Where-Is” basis at the Effective Time regardless of the condition of the Assets and whether Buyer has inspected and examined them. EXCEPT AS MAY BE SPECIFICALLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO WARRANTY WITH RESPECT TO THE VALUE, CONDITION OR USE OF THE ASSETS, WHETHER EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

7.8 Tax Matters.

(a) Buyer shall be responsible for and shall pay 100% of all applicable state sales or use taxes, if any, arising out of the transactions contemplated by this Agreement. The parties will use their best efforts to apply exemptions from state sales and use taxes for these transactions. If no such exemptions are available and the Seller pays any portion of the state sales or use taxes, the Seller shall deliver to the Buyer a receipt or other evidence of payment of such amounts to the applicable taxing authority satisfactory to the Buyer as soon as practicable after payment thereof by the Seller and the Buyer shall, within ten (10) business days of its receipt of such evidence of payment, reimburse the Seller for its portion of such taxes so paid.

(b) Withholding Certificate. Prior to the Closing, Seller shall provide Buyer with any clearance certificate or other similar document or documents that are required by any taxing authority to relieve Buyer of any obligation to withhold any portion of the Purchase Price or to relieve Buyer of any tax liability of Seller.

(c) Mutual Cooperation. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other for any period (which shall be maintained confidentially). Without limiting the generality of the foregoing, Buyer shall retain, and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax returns, supporting work schedules and other records or information that may be relevant to such returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. If related party accounting rules require consolidation, the parties will in good faith work together to minimize the need to consolidate.

(d) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Purchased Assets or the Business shall be made after the date of this Agreement without the prior written consent of Buyer.

(e) Buyer and Seller agree that the transactions contemplated by this Agreement constitute a sale of a trade or business within the meaning of the Code. Seller will provide to Buyer upon request all information necessary in order to permit Buyer to apply the provisions of the Code.

7.9 Proration of Expenses and Taxes.

Any expenses, including real estate and personal property Taxes, payments in lieu of Taxes, rents, utility expenses, prepaid expenses, insurance, if any, and other similar matters shall be prorated as of the Effective Time. Seller shall pay those expenses that equitably relate to periods of time prior to the Effective Time, and Buyer shall pay those expenses that equitably relate to periods of time after the Effective Time. At Closing and at all appropriate times after Closing, Seller and Buyer shall promptly pay to the other such amounts as are required to effectuate such proration.

7.10 Wrong Pocket. If any party receives a payment from a third party that, pursuant to the terms hereof, should have been paid to the other party hereto, the party who receives the payment agrees to hold in trust and promptly remit such payment to the party entitled thereto. If either party receives a payment from a customer that cannot be identified to a specific invoice or obligation, the recipient shall, if reasonable under the circumstances, inquire of the customer as to the intended application thereof and, lacking a response, the payment shall be applied to the oldest outstanding undisputed invoice relating to the payor.

7.11 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the Assets are located and all other similar laws applicable to bulk sales and transfers.

7.12 Covenant Not to Compete. Seller agrees, for a period of two (2) years from the Closing Date not to offer private label services to any current customer that has contracted private label services at any time during the two (2) year period prior to the Closing Date. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.12 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

ARTICLE VIII. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Each and every obligation of Buyer to be performed on the Closing Date is subject to the satisfaction prior to or on the Closing Date of the following conditions, unless waived in writing by Buyer:

8.1 Representations and Warranties True. The representations and warranties made by Seller in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

8.2 Covenants; Compliance with Agreement. Seller shall have performed and complied with all of Seller’s covenants, obligations and agreements under this Agreement required to be performed or complied with by Seller prior to or on the Closing Date.

8.3 Proceedings and Instruments Satisfactory. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement and all appropriate documents incident thereto shall be reasonably satisfactory in form and substance to Buyer’s counsel; and Seller has made available to Buyer for examination the originals or true and correct copies of all records and documents that Buyer may reasonably request in connection with the transactions contemplated hereby.

8.4 Transaction Agreements. Seller shall have executed all of the Transaction Agreements.

8.5 No Litigation. No judgment, writ or order of any Governmental Authority or other legal restraint or prohibition shall be in effect, and no legal proceeding shall be pending or threatened that in any case would (i) prevent the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded.

8.6 Consents and Government Approvals. All consents, waivers and approvals of any Governmental Authority and third party required to be obtained before consummation of the transactions contemplated by this Agreement as identified on Schedule 8.6 shall have been obtained.

8.7 Payoff of Indebtedness. Seller shall have satisfied all outstanding indebtedness relating to any Liens imposed on the Purchased Assets.

8.8 Release of Encumbrances. Seller shall have delivered, or caused to be delivered, to Buyer such documents as are necessary to terminate and release all Liens on the Purchased Assets.

8.9 No Material Adverse Change. Since the date of this Agreement, there shall not have been, individually or in the aggregate, any Material Adverse Change of Seller, the Business or the Purchased Assets.

8.10 Certificate. The Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in Sections 8.1, 8.2, 8.7 and 8.10 is satisfied in all respects.

ARTICLE IX. CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

Each and every obligation of Seller to be performed on the Closing Date is subject to the satisfaction prior to or on the Closing Date of the following conditions, unless waived in writing by Seller:

9.1 Representations and Warranties True. The representations and warranties made by Buyer in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties have been made or given on and as of the Closing Date.

9.2 Covenants; Compliance with Agreement. Buyer shall have performed and complied with all of its covenants, obligations and agreements under this Agreement required to be performed or complied with by it prior to or on the Closing Date.

9.3 Proceedings and Instruments Satisfactory. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement and all appropriate documents incident thereto shall be reasonably satisfactory in form and substance to Seller’s counsel; and Buyer has made available to Seller for examination the originals or true and correct copies of all records and documents that Seller may reasonably request in connection with the transactions contemplated hereby.

9.4 Transaction Agreements. Buyer shall have executed the Transaction Agreements.

9.5 No Litigation. No judgment, writ or order of any Governmental Authority or other legal restraint or prohibition shall be in effect, and no legal proceeding shall be pending or threatened that in any case would (i) prevent the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded.

9.6 Certificate. Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in Sections 9.1 and 9.2 is satisfied in all respects.

ARTICLE X. INDEMNIFICATION

10.1 Indemnification.

(a) Survival. All the representations, warranties and covenants contained herein, in any Transaction Agreement or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the Closing as follows:

(a) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations of each party set forth herein shall have been performed and satisfied;

(b) with respect to the representations and warranties in Sections 5.6, 5.12 and 5.13, sixty (60) Business Days following the expiration of the applicable statute of limitations and thereafter for any indemnification claim made prior to such expiration date;

(c) with respect to the representations and warranties in Sections 5.1, 5.2, 5.3, 5.7, 6.1, 6.2, and 6.3, and any disclaimers herein, these representations and disclaimers shall survive and continue forever and without limitation; and

(d) with respect to all other representations and warranties, the twenty-four (24) month anniversary of the Closing Date.

(b) Seller agrees to hold harmless and indemnify Buyer, its Affiliates and each of its and their respective shareholders, directors, members, managers, officers, employees, agents, representatives, successors and assigns, as applicable (hereinafter individually referred to as a “Buyer Indemnified Party”) from and against any and all losses, liabilities, damages, demands, claims, suits, actions, causes of action, judgments, assessments, costs and expenses, including interest, penalties, reasonable attorneys’ fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, “Damages”) asserted against, resulting from, imposed upon, or incurred or suffered by any Buyer Indemnified Party, directly or indirectly, as a result of, arising from, or relating directly or indirectly to the following: (i) all Damages of Seller of every kind and nature known or unknown, contingent or otherwise, except for the Assumed Liabilities; (ii) any and all Damages resulting from any inaccuracy in or any breach of any of the representations or warranties made by Seller in this Agreement (“Seller Misrepresentations”); (iii) any and all Damages for breach or non-fulfillment of any of the covenants or agreements made by Seller in this Agreement; (iv) the conduct of the Business at or prior to the Closing; and (v) any Excluded Assets or Retained Liabilities.

(c) Buyer hereby agrees to hold harmless and indemnify Seller, its shareholders, directors, officers, employees, agents, representatives, successors and assigns (hereinafter individually referred to as a “Seller Indemnified Party”), from and against any and all Damages asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Party, directly or indirectly, as a result of, arising from, or relating directly or indirectly to: (i) all Assumed Liabilities, (ii) any inaccuracy in or any breach of any of the representations or warranties made by Buyer in this Agreement (“Buyer Misrepresentations”); (iii) any breach or non-fulfillment of any of the covenants or agreements made by Buyer in this Agreement; (iv) the conduct of the Business following the Closing.

(d) As used herein, the term “Indemnified Party” shall mean a Buyer Indemnified Party when applied to Section 10.1(b) hereof and shall mean a Seller Indemnified Party when applied to Section 10.1(c) hereof and the term “Misrepresentations” shall mean Seller Misrepresentations when applied to Section 10.1(b) hereof and Buyer Misrepresentations when applied to Section 10.1(c) hereof.

(e) Except as otherwise provided in Article X, the parties hereto agree that the indemnification provisions of this Article X shall, in the absence of fraud, gross negligence or intentional breach be the sole and exclusive remedies of the Buyer Indemnified Parties and the Seller Indemnified Parties, respectively, as to all Misrepresentations, and each party hereby waives, on behalf of itself and the Buyer Indemnified Parties and the Seller Indemnified Parties, respectively, all other rights or remedies that may arise under or based upon any applicable law; provided, however, that the foregoing shall not be interpreted to limit the types of remedies, including specific performance or other equitable remedies, which may be sought by an Indemnified Party in connection with any other breach of this Agreement.

10.2 Claim Procedure.

(a) Claim Notice. An Indemnified Party seeking indemnity under this Article X shall give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) promptly upon becoming aware of the matters forming the basis of such claim, whether the Damages sought arise from matters solely between the parties or from third party claims. The Claim Notice shall contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Damages.

(b) Response to Claim Notice. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall either:

(i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, and the Indemnifying Party shall pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or

(ii) dispute that the Indemnified Party is entitled to receive all of the Claimed Amount (in such an event, the Response shall be referred to as an “Objection Notice”).

(c) Contested Claims. If the Indemnifying Party disputes its obligation to pay a Claimed Amount pursuant to an Objection Notice, the Indemnifying Party and Indemnitee shall attempt in good faith to reach an agreement as to the disputed matter. If the Indemnifying Party and Indemnitee shall have failed to resolve such disputed matters within 30 days from the Indemnitee’s receipt of the Objection Notice, then the parties may submit the matter to arbitration as set forth in Section 12.7 prior to the expiration of the relevant Indemnification Period set forth in Section 10.1(a).

(d) Third Party Claims.

(i) If an Indemnified Party receives notice or otherwise learns of the assertion by a person other than a Buyer Indemnified Party or Seller Indemnified Party of any claim with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article X, the Indemnified Party shall give written notification to the Indemnifying Party within thirty (30) days thereafter. Such notice shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed Damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any Damage caused by or arising out of such failure or to the extent such delay or deficiency prejudices or otherwise adversely affects the rights of the Indemnifying Party with respect thereto. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense.

(ii) The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests or defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Damages” for purposes of this Agreement. The Indemnified Party shall be entitled to participate in the defense with counsel of its own choosing at the Indemnified Party’s own cost and expense. The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such suit or proceeding.

(iii) The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party; provided, however, that the consent of the Indemnified Party shall not be required for non-criminal matters if the Indemnifying Party agrees to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party.

ARTICLE XI. TERMINATION AND ABANDONMENT

11.1 Buyer’s Deposit will be forfeited to Seller in the event the Transaction does not close due to (i) failure of the Buyer to pay the Purchase Price; (ii) Buyer’s election to terminate this Agreement for no justifiable reason; and/or (iii) material changes to the terms of the transactions contemplated hereby and in the Transaction Agreements by Buyer without reasonable justification. The parties acknowledge and agree that Seller selected Buyer’s offer upon conclusion of a bidding process. Relinquishment of the Deposit will be in consideration of Seller’s lost opportunity with other potential buyers and Seller’s efforts and expenses, including professional fees, related to the transactions contemplated hereby and in the Transaction Agreement and constitutes liquidated and agreed damages.

This Agreement may be terminated and abandoned on or prior to the Closing Date as follows: (a) by mutual consent of all parties hereto, (b) by Seller if the conditions precedent contained in Article IX hereof have not been fulfilled or waived in writing on or prior to the Closing Date, or (c) by Buyer if the conditions precedent contained in Article VIII hereof have not been fulfilled or waived in writing on or prior to the Closing Date; provided however Buyer’s Deposit will be forfeited to Seller in the event Buyer fails to remit the Purchase Price to Seller, terminates the transaction without reasonable justification, or Buyer changes the material terms of the transaction set forth in the Letter of Intent without reasonable justification. In the event of termination by any party as herein provided, written notice shall promptly be given to the other party and each party shall pay its own expenses incident to the preparation of this Agreement and for the consummation of the transactions contemplated hereby. A termination pursuant to the provisions of this Article XI will not prejudice any claim for Damages that any party may have hereunder or in law or in equity. Upon termination of this Agreement pursuant to this Article XI, this Agreement and the rights and obligations of the parties under this Agreement shall automatically end without any further liability against any party or its Affiliates; provided, however, that nothing in this Article XI shall relieve any party from liability for the breach of any provisions of this Agreement prior to termination; and provided, further, that the provisions of Section 7.10 [Confidential Information], this Article XI, and Article XII remain in force and survive any termination of this Agreement.

ARTICLE XII. MISCELLANEOUS

12.1 Assignment. This Agreement may not be assigned by any party without the prior written consent of each of the other parties and any attempted assignment without such written consent will be null and void and without legal effect.

12.2 Amendment and Modification. Buyer and Seller may only amend, modify and supplement this Agreement in such manner as may be mutually agreed by them in writing.

12.3 Notices. All notices, requests, demands and other communications hereunder shall be deemed to be duly given if delivered by hand, if delivered by a nationally recognized overnight delivery service, or if mailed by certified or registered mail with postage prepaid as follows:

(a) If to Seller:

REED’S, Inc.

201 Merritt 7

Norwalk, CT 06851

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Ruba Qashu, Esq.

L I B E R T A S L A W G R O U P

225 Santa Monica Boulevard, 5th Floor

Santa Monica, CA 90401

(b) If to Buyer:

with a copy (which shall not constitute notice) to:

Matthew Crowley, Esq.

Crowley Corporate Legal Strategy

15840 Ventura Boulevard, Suite 311

Encino, CA 91436

or to such other address as any party may provide to the other parties in writing.

12.4 Entire Agreement. This Agreement, the Transaction Agreements, and all exhibits, schedules and documents referenced herein embody the entire agreement among the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties among the parties other than those set forth or provided for herein.

12.5 Successors. This Agreement is binding upon and will inure to the benefit of each of the parties hereto and to their respective successors and assigns.

12.6 Governing Law. All matters arising out of or in connection with this Agreement and its exhibits and schedules (whether arising in contract, tort, equity or otherwise), including the construction and interpretation thereof, shall be governed by the laws of the State of California without regard to its conflicts of laws principles.

12.7 Arbitration.

(a) If a dispute arises out of or relates to this Agreement, or the breach hereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by non-binding mediation. For such purpose the parties shall select an experienced and impartial mediator who has no business or personal relationship with any of the parties. The parties shall equally share the fees of the mediator.

(b) If the dispute cannot be settled through mediation, the parties agree that the dispute shall be settled through binding, confidential arbitration administered by the American Arbitration Association (“AAA”) in accordance with its then existing Commercial Rules (the “AAA Rules”).

(i) One arbiter (each arbiter, a “General Arbiter”) shall be chosen by Buyer, the other by Supplier, and a third (the “Presiding Arbiter”) shall be chosen by the two (2) General Arbiters within fifteen (15) days of their appointment. Each General Arbiter shall be appointed within sixty (60) days after the commencement of the arbitration proceeding. In the event that the two General Arbiters fail to agree upon the selection of a Presiding Arbiter within fifteen (15) days following their appointment, the Presiding Arbiter shall be appointed by the AAA in accordance with the AAA Rules. The “commencement of the arbitration proceeding” shall be deemed to be the date upon which the Demand for Arbitration has been delivered to the parties in accordance with this Section 12.7.

(ii) It is the intent of the parties that, barring extraordinary circumstances, arbitration proceedings shall be concluded within 180 days from the appointment of the Presiding Arbitrator. The tribunal may extend this time limit in the interests of justice, and failure to adhere to this time limit shall not constitute a basis for challenging the award.

(iii) The decision of the tribunal shall be final and binding on the parties and the parties agree and consent that the arbitral award shall be conclusive proof of the validity of the determinations of the arbitration set forth in the award, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction. The decision of the tribunal shall be rendered no later than 30 days after commencement of such hearing.

(iv) The tribunal shall apply the law of the State of California without regard to conflict of law principles. Any arbitration proceedings shall take place in Los Angeles, California.

(c) Any legal action arising from such arbitration and any non-arbitrable issues would be subject to exclusive jurisdiction of the state courts located in Los Angeles, California.

12.8 Headings. The headings used in this Agreement are for convenience only and do not constitute a part of this Agreement.

12.9 Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or to any other Transaction Agreement and this Agreement shall instead be deemed to have been drafted by all the parties hereto.

12.10 Expenses. Except as otherwise provided herein, each party shall pay all costs and expenses incurred by such party incident to the preparation and execution of this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby.

12.11 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible

12.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

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12.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including any electronic signature complying with the U.S. Federal E-SIGN Act of 2000, or by PDF) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:

REED’S INC.

By:	/s/ Iris Snyder
Name:	Iris Snyder
Title:	Chief Financial Officer

BUYER:

CALIFORNIA CUSTOM BEVERAGE, LLC

By:	/s/ Chris Reed
Name:	Chris Reed
Title:	Chief Executive Officer